Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), effective                         by and between The Lubrizol Corporation, an Ohio corporation (the “Company”), and                         (the “Executive”);

WITNESSETH:

WHEREAS, the Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as that term is hereafter defined) exists;

WHEREAS, the Company desires to assure itself of both present and future continuity of management in the event of a Change in Control and desires to establish certain minimum compensation rights of its key senior executive officers, including the Executive, applicable in the event of a Change in Control;

WHEREAS, the Company wishes to ensure that its senior executives are not practically disabled from discharging their duties upon a Change in Control;

WHEREAS, this Agreement is not intended to alter materially the compensation and benefits which the Executive could reasonably expect to receive from the Company absent a Change in Control and, accordingly, although effective and binding as of the date hereof, this Agreement shall become operative only upon the occurrence of a Change in Control; and

WHEREAS, the Executive is willing to render services to the Company on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, the Company and the Executive agree as follows:

1.    Operation of Agreement

(a) This Agreement shall be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement shall not be operative unless and until there shall have occurred a Change in Control. For purposes of this Agreement, a “Change in Control” shall have occurred if at any time during the Term (as that term is hereafter defined) any of the following events shall occur:

(i)	The date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.

(ii)	The date any person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or person) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company.

(iii)	The date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.

(iv)	The date that any person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before the acquisition or acquisitions.

(b) Upon the occurrence of a Change in Control at any time during the Term, this Agreement shall become immediately operative.

(c) The period during which this Agreement shall be in effect (the “Term”) shall commence as of the date hereof and shall expire as of the later of (i) the close of business on December 31,         or (ii) if there has been a Change in Control, the expiration of the Period of Employment (as that term is hereinafter defined); provided, however, that (A) commencing on January 1,             and each January 1 thereafter, the term of this Agreement shall automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or he, as the case may be, does not wish to have the Term extended and (B) subject to Section 19 hereof, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company and any Subsidiary, thereupon the Term shall be deemed to have expired and this Agreement shall immediately terminate and be of no further effect.

2.    Employment; Period of Employment

(a) Subject to the terms and conditions of this Agreement, upon the occurrence of a Change in Control, the Company shall continue the Executive in its employ and the Executive shall remain in the employ of the Company and/or a Subsidiary, as the case may be, for the period set forth in Section 2(b) hereof (the “Period of Employment”), in the position and with substantially the same duties and responsibilities that he had immediately prior to the Change in Control, or to which the Company and the Executive may hereafter mutually agree in writing. Throughout the Period of Employment, the Executive shall devote substantially all of his time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company as in effect for senior executives immediately prior to the Change in Control) to the business and affairs of the Company, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity would not constitute Competitive Activity (as that term is hereafter defined) if conducted by the Executive after the Executive’s Termination Date (as that term is hereafter defined), (ii) engaging in charitable and community activities, or (iii) managing his personal investments.

(b) The Period of Employment shall commence on the date of an occurrence of a Change in Control and, subject only to the provisions of Section 4 hereof, shall continue until the earliest of (i) the expiration of the third anniversary of the occurrence of the Change in Control, (ii) the Executive’s death, (iii) the cessation of active employment by reason of the Executive’s disability and the actual receipt of disability benefits in accordance with Section 4(a)(ii), or (iv) the Executive’s attainment of age 65; provided, however, that commencing on each anniversary of the Change of Control, the Period of Employment shall automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, either the Company or the Executive shall have given written notice to the other that the Period of Employment shall not be so extended.

3.     Compensation During Period of Employment

(a) Upon the occurrence of a Change in Control, the Executive shall receive during the Period of Employment (i) annual base salary at a rate not less than the Executive’s annual fixed or base compensation (payable monthly or otherwise as in effect for senior executives of the Company immediately prior to the occurrence of a Change in Control) or such higher rate as may be determined from time to time by the Board or the Compensation Committee thereof (which base salary at such rate is herein referred to as “Base Pay,” and one year’s worth of such Base Pay is herein referred to as the “Annual Base Pay Amount”) and (ii) an annual amount (the “Annual Incentive Pay Amount”) equal to not less than the highest aggregate annual bonus, incentive or other payments of cash compensation in addition to the amounts referred to in clause (i) above made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which the Change in Control occurred pursuant to any annual bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or any successor thereto providing benefits at least as great as the benefits payable thereunder prior to a Change in Control (“Incentive Pay”) payable in accordance with the terms of any such program; provided, however, that (A) with the prior written consent of the Executive, nothing herein shall preclude a change in the mix between Base Pay and Incentive Pay so long as that the aggregate cash compensation received by the Executive in any one calendar year is not reduced in connection therewith or as a result thereof, (B) in no event shall any increase in the Executive’s aggregate cash compensation or any portion thereof in any way diminish any other obligation of the Company under this Agreement, and (C) no duplicate payment hereunder will be made in respect of any amount actually paid to the Executive pursuant to any such agreement, policy, plan, program or arrangement.

(b) For his service pursuant to Section 2(a) hereof during the Period of Employment the Executive shall be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits as provided under, any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group and/or executive life, health, medical/ hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company providing perquisites, benefits and service credit for benefits at least as great as are payable thereunder prior to a Change in Control (collectively, “Employee Benefits”); provided, however, that except as expressly provided in, and subject to the terms of, Section 3(a) hereof, the Executive’s rights thereunder shall be governed by the terms thereof and shall not be enlarged hereunder or otherwise affected hereby. If and to the extent such perquisites, benefits or service credit for benefits are not payable or provided under any such policy, plan, program or arrangement as a result of the amendment or termination thereof, then the Company shall itself pay or provide therefor. Nothing in this Agreement shall preclude improvement or enhancement of any such Employee Benefits, provided that no such improvement shall in any way diminish any other obligation of the Company under this Agreement.

4.    Separation From Service Following a Change in Control

(a) In the event of the occurrence of a Change in Control, the Executive may be separated from service by the Company during the Period of Employment and the Executive shall not be entitled to the benefits provided by Section 5 hereof only upon the occurrence of one or more of the following events:

(i)	The Executive’s death;

(ii)	If the Executive shall become permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for senior executives of the Company immediately prior to the Change in Control; or

(iii)	The Executive’s attainment of age 65;

(iv)	“Cause”, which for purposes of this Agreement shall mean that, prior to any separation from service pursuant to Section 4(b) hereof, the Executive shall have committed:

(A)	an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company and/or any Subsidiary;

(B)	intentional wrongful damage to property of the Company and/or any Subsidiary;

(C)	intentional wrongful disclosure of secret processes or confidential information of the Company and/or any Subsidiary; or

(D)	intentional wrongful engagement in any Competitive Activity;

and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been separated from service for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive had committed an act set forth above in Section 4(a)(iv) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

(b) In the event of the occurrence of a Change in Control, this Agreement may be terminated by the Executive during the Period of Employment with the right to severance compensation as provided in Section 5 hereof upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

(i)	Any separation from service of the Executive by the Company prior to the date upon which the Executive shall have attained age 65, which separation from service shall be for any reason other than for Cause or as a result of the death of the Executive or by reason of the Executive’s disability and the actual receipt of disability benefits in accordance with Section 4(a)(ii) hereof; or

(ii)	Separation from service by the Executive of his employment with the Company and any Subsidiary within three years after the Change in Control upon the occurrence of any of the following events:

(A)	Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary, as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company (or any successor thereto) if the Executive shall have been a Director of the Company immediately prior to the Change in Control;

(B)	A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, a reduction in the aggregate of the Executive’s Base Pay and Incentive Pay received from the Company and any Subsidiary, or the termination or denial of the Executive’s rights to Employee Benefits as herein provided, any of which is not remedied within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

(C)	A determination by the Executive made in good faith that as a result of a Change in Control and a change in circumstances thereafter significantly affecting his position, including without limitation a change in the scope of the business or other activities for which he was responsible immediately prior to a Change in Control, he has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination;

(D)	The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Section 11 hereof;

(E)

The Company shall relocate its principal executive offices, or require the Executive to have his principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change of Control or to travel away from his office in the course of discharging his responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him prior to the Change of Control without, in either case, his prior written consent; or

(F)	Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

(c) A separation from service by the Company pursuant to Section 4(a) hereof or by the Executive pursuant to Section 4(b) hereof shall not affect any rights which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits (except as provided in Section 5(a)(v) hereof), which rights shall be governed by the terms thereof. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any payments under Sections 3 or 5 hereof, the Executive shall have no further obligation or liability to the Company hereunder with respect to his prior or any future employment by the Company.

5.    Severance Compensation

(a) If, following the occurrence of a Change in Control, the Executive is separated from service by the Company during the Period of Employment other than pursuant to Section 4(a) hereof, or if the Executive shall separate from service pursuant to Section 4(b) hereof (“Termination Date”), the Company shall continue to provide the following benefits:

(i)	Base Pay through the Termination Date, to the extent not previously paid to the Executive, payable in the next normal bi-weekly pay.

(ii)	Incentive Pay for any calendar year ended before the Termination Date in the same amount that would have been payable to the Executive with respect to that calendar year if the Executive had remained in the employ of the Company through the end of the Period of Employment, to the extent not previously paid to the Executive, payable in a lump sum in accordance with the terms of the program, or if later, within 60 days after the six-month anniversary of the Termination Date.

(iii)	An amount constituting a pro rata Incentive Pay award for the partial year ending on the Termination Date and equal to (A) the greater of (I) the Annual Incentive Pay Amount or (II) the aggregate Incentive Pay to which the Executive would have been entitled pursuant to this Agreement or any agreement, policy, plan, program or arrangement referred to therein had he remained in the employ of the Company through the end of the calendar year in which his employment is terminated, multiplied by (B) a fraction, the numerator of which is the number of days from January 1 of the calendar year in which the Termination Date occurs to the Termination Date, inclusive, and the denominator of which is 365. This amount will be paid in a lump sum within 60 days after the six-month anniversary of the Termination Date.

(iv)	In lieu of any further payments to the Executive for periods subsequent to the Termination Date, but without affecting the rights of the Executive referred to in Section 5(b) hereof, a lump sum payment (the “Severance Payment”) in an amount equal to 3 times the sum of (A) the Annual Base Pay Amount (at the highest rate in effect for any period prior to the Termination Date), plus (B) the Annual Incentive Pay Amount. This amount will be paid within 60 days after the six-month anniversary of the Termination Date.

(v)	For the period commencing on the Termination Date and ending on the third anniversary of the Termination Date (the “Benefit Continuation Period”), the Company shall arrange to provide the Executive with Employee Benefits that are welfare benefits, but not stock option, stock purchase, stock appreciation, or similar compensatory benefits, substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company shall itself pay or provide for the payment to the Executive, his dependents and beneficiaries, such Employee Benefits). Without otherwise limiting the purposes or effect of Section 6 hereof, Employee Benefits otherwise receivable by the Executive pursuant to the first sentence of this Section 5(a)(v) shall be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Benefit Continuation Period, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.

(vi)	An amount equal to the sum of (A) excess of (I) the actuarial equivalent of the benefit under the Company’s qualified defined benefit retirement plan (the “Retirement Plan”) (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the Change in Control) and any excess or supplemental defined benefit retirement plan in which the Executive participates (collectively, the “SERP”) that the Executive would receive if the Executive’s employment continued for three years after the Termination Date, assuming for this purpose that (a) all accrued benefits are fully vested, (b) the Executive’s age is increased by the number of years that the Executive is deemed to be so employed, and (c) the Executive’s compensation in each of the three years is that required by Section 5(a)(v), over (II) the actuarial equivalent of the Executive’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Termination Date and (B) an amount equal to the sum of the Company matching and profit sharing contributions under the Company’s qualified defined contribution plans and any excess or supplemental defined contributions plans in which the Executive participates that the Executive would receive if the Executive’s employment continued for three years after the Termination Date, assuming for this purpose that (w) the Company’s matching and profit sharing contributions under the Company’s qualified defined contribution plan are equal to the most recent such contributions made by the Company prior to the Change in Control, (x) the Executive’s benefits under such plans are fully vested and (y) a 7% annual interest rate is applied to the first and second year’s worth of such contributions. This amount will be paid in a lump sum within 60 days after the six-month anniversary of the Termination Date.

The amount of in-kind benefits provided during the Executive’s taxable year does not affect the in-kind benefits provided in any other taxable year. The right to in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement, except as expressly provided in Section 5(a)(v) hereof.

(c) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company shall include with such late payment interest on the amount thereof at an annualized rate of interest equal to the then-applicable discount rate required to be utilized for purposes of Section 280G of the Code or any successor provision thereto, or if no such rate is so required to be used, a rate equal to the then applicable interest rate prescribed by the Pension Benefit Guarantee Corporation for benefit valuations in connection with non-multiemployer pension plan terminations assuming the immediate commencement of benefit payments.

(e) Notwithstanding any other provision hereof, the parties’ respective rights and obligations under this Section 5 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

6.    No Mitigation Obligation

The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Termination Date and that the noncompetition covenant contained in Section 7 hereof will further limit the employment opportunities for the Executive. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of the severance compensation by the company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Section 5(a)(v) hereof.

7.    Competitive Activity

During a period ending one year following the Termination Date, if the Executive shall have received or shall be receiving benefits under Section 5 hereof, the Executive shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity. For purposes of this Agreement, the term “Competitive Activity” shall mean the Executive’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 25% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” shall not include (i) the mere ownership of securities in any such enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any such enterprise other than in connection with the competitive operations of such enterprise.

8.    Legal Fees and Expenses

(a) It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the enforcement or defense of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the

Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing. The amount of expenses eligible for reimbursement or in-kind benefits provided during the Executive’s taxable year will not affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) Without limiting the generality or effect of Section 8(a) hereof, in order to ensure the benefits intended to be provided to the Executive under Section 8(a) hereof, the Company will promptly use its best efforts to secure an irrevocable standby letter of credit (the “Letter of Credit”), issued by National City Bank or another bank having combined capital and surplus in excess of $500 million (the “Bank”) for the benefit of the Executive and certain other of the officers of the Company and providing that the fees and expenses of counsel selected from time to time by the Executive pursuant to this Section 8 shall be paid, or reimbursed to the Executive if paid by the Executive, on a regular, periodic basis upon presentation by the Executive to the Bank of a statement or statements prepared by such counsel in accordance with its customary practices. The Company shall pay all amounts and take all action necessary to maintain the Letter of Credit during the Period of Employment and for 2 years thereafter and if, notwithstanding the Company’s complete discharge of such obligations, such Letter of Credit shall be terminated or not renewed, the Company shall obtain a replacement irrevocable clean letter of credit drawn upon a commercial bank selected by the Company and reasonably acceptable to the Executive, upon substantially the same terms and conditions as contained in the Letter of Credit, or any similar arrangement which, in any case, assures the Executive the benefits of this Agreement without incurring any cost or expense in connection therewith.

(c) Notwithstanding any other provision hereof, the parties’ respective rights and obligations under this Section 8 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

9.    Employment Rights

Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to any Change in Control; provided, however, that any termination of employment of the Executive or the removal of the Executive from his office or position in the Company or any Subsidiary following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

10.    Withholding of Taxes

The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

11.    Successors and Binding Agreement

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b) hereof. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d) The Company and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

12.    Notice

For all purposes of this Agreement, all communications including without limitation notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when delivered or 5 business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.    Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

14.    Validity

If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

15.    Miscellaneous

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

16.    Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

17.    Section 409A

The terms of this Agreement will be interpreted as necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

EXECUTIVE	THE LUBRIZOL CORPORATION

By:
Chairman, President and
Chief Executive Officer